Exhibit 99.1

FOR IMMEDIATE RELEASE

February 3, 2022

Codorus Valley Bancorp Confirms Receipt of Driver Management's Notice of Intent to Nominate Directors at the Annual Meeting

YORK, Pa., Feb. 3, 2022 – Codorus Valley Bancorp, Inc. (“Codorus Valley” or the “Corporation”) (NASDAQ: CVLY), parent company of PeoplesBank, A Codorus Valley Company (“PeoplesBank”), today confirmed receipt of notice from Driver Management Company LLC and its affiliates (collectively, “Driver Management”) of its intent to nominate three individuals to stand for election to Codorus Valley’s Board of Directors (the “Board”) at the Corporation’s 2022 Annual Meeting of Shareholders (the “2022 Annual Meeting”).

The Board will review Driver Management’s proposed nominees and present its recommendations in the Corporation’s definitive proxy statement, which will be filed with the U.S. Securities and Exchange Commission (the “SEC”) and mailed to all shareholders eligible to vote at the 2022 Annual Meeting. Codorus Valley shareholders are not required to take any action at this time.

ABOUT CODORUS VALLEY BANCORP, INC.

Codorus Valley Bancorp, Inc. is the largest independent financial services holding company headquartered in York, Pennsylvania. Codorus Valley primarily operates through its financial services subsidiary, PeoplesBank, A Codorus Valley Company. PeoplesBank offers a full range of consumer, business, wealth management, and mortgage services at financial centers located in communities throughout South Central Pennsylvania and Central Maryland. Additional information can be found on PeoplesBank's website at www.peoplesbanknet.com. Codorus Valley Bancorp, Inc.'s Common Stock is listed on the NASDAQ Global Market under the symbol CVLY.

IMPORTANT ADDITIONAL INFORMATION

The Corporation, its directors and certain of its executive officers are participants in the solicitation of proxies from the Corporation's shareholders in connection with the 2022 Annual Meeting. The Corporation intends to file a definitive proxy statement and a BLUE proxy card with the SEC in connection with any such solicitation of proxies from the Corporation's shareholders. SHAREHOLDERS OF THE CORPORATION ARE STRONGLY ENCOURAGED TO READ SUCH PROXY STATEMENT, ACCOMPANYING BLUE PROXY CARD AND ALL OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION. The Corporation's definitive proxy statement for the 2021 annual meeting of shareholders contains information regarding the direct and indirect interests, by security holdings or otherwise, of the Corporation's directors and executive officers in the Corporation's securities. Information regarding subsequent changes to their holdings of the Corporation's securities can be found in the SEC filings on Forms 3, 4, and 5, which are available on the Corporation's website at https://ir.peoplesbanknet.com/ or through the SEC's website at www.sec.gov. Information can also be found in the Corporation's Annual Report on Form 10-K for the year ended December 31, 2020 on file with the SEC. Updated information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, will be set forth in the definitive proxy statement and other materials to be filed with the SEC in connection with the 2022 Annual Meeting. Shareholders will be able to obtain the definitive proxy statement, any amendments or supplements to the proxy statement and other documents filed by the Corporation with the SEC at no charge at the SEC's website at www.sec.gov. Copies will also be available at no charge at the Corporation's website at https://ir.peoplesbanknet.com/.

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